August 17, 2016

Sotirios Vahaviolos

Re:    Repurchase of Mistras Common Stock

Dear Sotirios:

This letter agreement sets for the terms by which you will sell to Mistras Group, Inc. (the “Company”) and the Company will repurchase from you up to 1 million shares of the Company’s common stock owned by you. As used in this agreement, the term “Shares” shall mean shares of the Company’s common stock owned by you and the term “common stock” shall mean Company common stock.

The following are the terms of the repurchase:

1.Mistras shall purchase up to 1 million Shares directly from you at the rate of $2 million worth of Shares per month.

2.The repurchase of Shares for each month shall be completed within 10 business days after the end of the month.

3.At the end of each month, the average of the daily closing price of the Company’s common stock for each trading date during the month shall be calculated (“ADCP”). The price (“Purchase Price”) used to determine the number of Shares repurchased by the Company for that month shall be 98% of the ADCP for that month, a 2% discount for the Company. The daily closing price shall be based upon the closing price quoted by the New York Stock Exchange.

4.The number of Shares to be repurchased in any month shall be determined by dividing $2 million by the Purchase Price, rounded to the nearest whole share.

5.No Shares shall be repurchased for a given month if the ADCP for that month is below $21.00 per share or above $29.00 per share.

6.The first month for which any Shares may be repurchased by the Company pursuant to this agreement shall be based upon the ADCP for September 2016, with the actual repurchase occurring in October 2016.

7.For the month in which the cumulative number of Shares repurchased shall reach 1 million Shares, the Company shall only repurchase a sufficient number of Shares so that the total number of Shares repurchased by the Company equals 1 million.

8.This agreement shall terminate upon the earlier of the following to occur: (a) 1 million Shares are repurchased by the Company, (b) for a period of 4 consecutive months, no Shares are repurchased because the ADCP for each of those months was either below the minimum or above the maximum ADCP set forth in 5 above, or (c) upon written notice by either party, provided that such notice shall not impact the repurchase of Shares for the month immediately preceding the month in which notice of termination was given.

9.If this agreement is terminated pursuant to 7(c), you and the Company shall not enter into an agreement of this nature for at least 6 months.

10.You represent that you are the legal and beneficial owner of all the Shares to be repurchased by the Company, free and clear of any liens or encumbrances, and that you have the legal right and authority to sell the Shares to the Company.

11.The Company shall have no obligation to repurchase any Shares if the Chief Financial Officer or the Board of Directors of the Company determines that the Company’s capital is or will be impaired as a result of a repurchase of Shares, as provided in Section 160 of the Delaware General Corporation Law, or that the Company is otherwise not permitted to repurchase Shares pursuant to the Delaware General Corporation Law, any other requirement of law or the rules of the stock exchange on which shares of the Company’s common stock are listed for trading.

12.This agreement shall be governed by the laws of the State of Delaware.

Agreed and approved:

______________________________________
Sotirios J. Vahaviolos

Mistras Group, Inc.

By:____________________________________
Jonathan Wolk
Senior Executive Vice President, Chief
Financial Officer and Treasurer